EXHIBIT 4.9


                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT



                  THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this "Second Amendment"), dated as of February 13, 2002, by and between Quanta Services, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of March 8, 2000 (the "Original Rights Agreement"); and

                  WHEREAS, pursuant to Section 27 of the Original Rights Agreement, the Company and the Rights Agent have executed and entered into Amendment No. 1 to the Rights Agreement on December 1, 2001 (the "First Amendment"; the Original Rights Agreement, as amended by the First Amendment, the "Rights Agreement"); and

                  WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

                  WHEREAS, the Special Committee of the Board of Directors, acting under the authority granted to such Special Committee in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement pursuant to Section 27 thereof as set forth below.

                  NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

                  1. Section 1 of the Rights Agreement is amended by deleting subsection (k) thereof and replacing it with the following:

                           (k) "Exempt Person" shall mean (i) the Company or any
              Subsidiary (as such term is hereinafter defined) of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, and (ii) the corporation known as of the date hereof as UtiliCorp United Inc. ("UtiliCorp") or any Affiliate or Associate of UtiliCorp, unless and until (1) UtiliCorp or such Affiliate or Associate shall be deemed to be the Beneficial Owner of more than 39.0% of the total number of shares of Common Stock then outstanding assuming conversion of all outstanding shares of Series A Preferred Stock (provided, however, if UtiliCorp or such Affiliate or Associate shall be deemed to be the Beneficial Owner of more than 39.0% of such number of shares of Common Stock prior to the earlier of notice to UtiliCorp of or first public announcement of Amendment No. 2 to this Agreement,

              UtiliCorp or such Affiliate or Associate will continue to qualify as an Exempt Person unless and until UtiliCorp or such Affiliate or Associate shall, at any time after such earlier time, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or Series A Preferred Stock or pursuant to a split or subdivision of the outstanding Common Stock or Series A Preferred Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, UtiliCorp or such Affiliate or Associate is not then the Beneficial Owner of 39.0% of the total number of shares of Common Stock outstanding assuming conversion of all outstanding shares of Series A Preferred Stock), (2) UtiliCorp or such Affiliate or Associate makes a public announcement of the intent to commence a tender or exchange offer which would result in UtiliCorp, or any Affiliate or Associate of UtiliCorp, becoming the Beneficial Owner of more than 49.9% of the total number of shares of Common Stock outstanding (on an as converted basis) assuming full conversion of all securities and full exercise of all outstanding rights, options and warrants to acquire the Common Stock, or (3) there is a UtiliCorp Change of Control.

                  2. This Second Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  3. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                  4. This Second Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  5. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  6. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

                  7. In all respects not inconsistent with the terms and provisions of this Second Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Second Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                   IN WITNESS WHEREOF, this Second Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.





                                      QUANTA SERVICES, INC.



                                      By:  /s/ Dana A. Gordon
                                         ---------------------------------------
                                         Name:  Dana A. Gordon
                                         Title: Vice President - General Counsel



                                      AMERICAN STOCK TRANSFER & TRUST COMPANY



                                      By:  /s/ Herbert J. Lemmer
                                         ---------------------------------------
                                         Name:  Herbert J. Lemmer
                                         Title: Vice President